EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces 2012 Earnings

LAREDO, Texas—(BUSINESS WIRE)— February 25, 2013—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported annual net income for 2012 of $107.8 million compared to $127.1 million, which represents a 15.2 percent decrease in net income over the corresponding period in 2011,  prior to amounts related to participation in the TARP program, including preferred stock dividends and amounts related to the Warrants. After these amounts, annual net income for 2012 applicable to common shareholders was $93.5 million, or $1.39 diluted earnings per common share ($1.39 per share basic), as compared to net income of $113.9 million or $1.69 diluted earnings per common share ($1.69 per share basic) for the same period of 2011.  On November 28, 2012, the Company exited the TARP Capital Purchase program when it completed the repurchase of all of the Series A Preferred shares from the U.S. Treasury.  Net income for the three months ended December 31, 2012 was $25.7 million, prior to amounts related to participation in the TARP program, including preferred stock dividends and amounts related to the Warrants.  After these amounts, net income for the fourth quarter of 2012 applicable to common shareholders was $21.9 million, or $.32 diluted earnings per common share ($.32 per share basic), as compared to $27.0 million or $.40 diluted earnings per common share ($.40 per share basic) for the same period of 2011, which represents a decrease of 18.9 percent in net income available to common shareholders.  As part of completing its exit from the TARP Capital Purchase program, the Company was required to accelerate the discount associated with the preferred stock so that the discount was fully accreted at the time of the last payment on November 28, 2012.  The accretion is recognized as an increase to preferred stock dividends, resulting in a larger than usual impact to preferred stock dividends in the fourth quarter of 2012.

Net income available to common shareholders for the year ended December 31, 2012 decreased by 17.9% as compared to the same period in 2011.  Net income for the year ended December 31, 2012 was negatively impacted by narrowing interest margins caused by slow loan demand and declining yields in the bond markets coupled with lower levels of revenue on interchange fee income and overdraft programs due to regulatory changes, as well as the burden of increasing compliance costs arising from the Dodd-Frank Act and heightened regulatory oversight.  Net income for the years ended December 31, 2012 and 2011 was positively impacted by the sale of available-for-sale investment securities totaling $25 million, net of tax, and $11.2 million, net of tax, respectively.  The securities were sold to facilitate a re-positioning of a portion of the Company’s investment portfolio.  Net income for the year ended December 31, 2012 was negatively impacted by a one-time charge of $20.5 million, net of tax, recorded in the third quarter as a result of the Company’s lead bank subsidiary’s termination of a portion of its long-term repurchase agreements in order to help manage its long-term funding costs.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	Years Ended December 31,
	2012	2011
	(Dollars in thousands, except per share data) Unaudited
Interest income	$375,639	$418,124
Interest expense	(74,499)	(94,298)
Net interest income	301,140	323,826
Provision for probable loan losses	(27,959)	(17,318)
Non-interest income	200,591	201,493
Non-interest expense	(315,372)	(316,774)

Income before income taxes	158,400	191,227
Income taxes	(50,565)	(64,078)
Net income	$107,835	$127,149
Preferred stock dividends	(14,362)	(13,280)

Net income available to common shareholders	$93,473	$113,869

Net income per common share
Basic	$1.39	$1.69
Diluted	$1.39	$1.69

“I’m pleased with the Company’s continued earnings success for 2012.  Earnings challenges for the industry, especially community banks, have become a significant factor in operating community banks in today’s uncertain economic and regulatory environment.  Management has taken and will continue to take aggressive steps to improve revenues and control expenses in this difficult period with the goal of improving performance.  We are confident in the strength of our balance sheet and especially its strong capital position.  We are also pleased that the economies of Texas and Oklahoma continue to perform better than the national economy,” said Dennis E. Nixon, President and CEO.  Mr. Nixon further commented, “The Company exited the TARP Capital Purchase program on November 28, 2012, which will eliminate dividend payments on preferred stock and favorably impact the return for the common shareholders.”

Total assets at December 31, 2012 were $11.9 billion compared to $11.7 billion at December 31, 2011.  Total net loans were $4.7 billion at December 31, 2012 compared to $5.0 billion at December 31, 2011. Deposits were $8.3 billion at December 31, 2012 compared to $7.9 billion at December 31, 2011.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 215 facilities and 339 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.